LOAN AGREEMENT
DATED: MARCH 30, 2015

This Loan Agreement (“Agreement”) is between Agrinatural Gas, LLC, a Delaware Limited Liability Company (hereinafter “Agrinatural”), and Heron Lake BioEnergy, LLC, a Minnesota Limited Liability Company, with an office located in Heron Lake, Minnesota (hereinafter “Heron Lake”).

WHEREAS, Agrinatural desires to obtain a loan from Heron Lake; and

WHEREAS, Heron Lake desires to provide a loan to Agrinatural under certain terms and conditions; and

NOW, THEREFORE, in consideration of the loan granted at the time of signing this Agreement and other good and valuable consideration, including the mutual reliance hereon, Agrinatural and Heron Lake agree as follows:

1)    Compliance with Terms and Conditions. Agrinatural shall comply with the terms of all validly executed Notes, collateral security documents (whether relating to personal property and/or real property) and any other documents of every type and description related to its loan with Heron Lake as such currently exists and as such arises in the future.

2)    Execution of Additional Documents upon Request. Agrinatural agrees that upon request it shall execute all documents reasonably necessary to grant and perfect the Loan and a Mortgage/Lien on all assets of Agrinatural. Such additional documents may include, without limitation, one or more real estate mortgages, one or more supplemental security agreements, financing statements, assignments, agreements and other documents.

3)    Cross-Collateralization. Simultaneous with execution hereof, Agrinatural shall execute a Security Agreement granting a security interest in all assets of Agrinatural to Heron Lake to secure any and all debt now or hereafter owed by Agrinatural to Heron Lake. Upon the request of Heron Lake, Agrinatural shall grant a Mortgage/security interest in all property of every type and nature and all such property shall serve as collateral for all indebtedness owed by Agrinatural to Heron Lake.

4)    Inspections. Heron Lake may enter upon any location where Agrinatural assets are located to inspect such assets as granted as collateral to Heron Lake; provided that such inspections shall occur at reasonable times and upon advance notice to Agrinatural and further subject to observance by Heron Lake of all appropriate protocol for security and safety.

5)    Collateral Security. If requested by Heron Lake, Agrinatural shall grant mortgages/liens to Heron Lake on the following collateral of Agrinatural:

a)
Such Security Agreements as shall grant Heron Lake a first priority lien on all of Agrinatural’s personal property including, but not limited to, all inventory, supplies, accounts, goods, chattel paper, equipment, instruments, investment property, documents, deposit accounts, Letter of Credit rights, general intangibles, contracts, etc., as all defined in Article 9 of the Minnesota Uniform Commercial Code.

b)
Upon request of Heron Lake, Agrinatural shall grant Heron Lake a first position security interest in and to an Assignment for purposes of security of all rights and obligations of contracts and agreements incidental to Agrinatural’s business operations, including, but not limited to, any agreements regarding the delivery and/or sale of natural gas or other products. Such shall include, but not be limited to, assignments of all agreements incidental to Agrinatural’s business operations.

c)
Upon request, Agrinatural shall assign to Heron Lake for security purposes its interest in all hedge accounts and assign any documentation reasonably required to secure Heron Lake’s interest in any and all accounts relating to hedging activities. Agrinatural hereby authorizes Heron Lake to enter into a Control Agreement with Agrinatural’s broker, as such broker my exist from time-to-time, relating to all hedge or brokerage accounts and hedging activities and Agrinatural shall join in executing all such documents and agreements reasonably required by Heron Lake.

6)    Insecurity/Other Conditions. Before making any loan disbursements or renewals, Heron Lake has the right to review the creditworthiness of Agrinatural. If at any time Heron Lake deems itself insecure, or if it would be made insecure by the requested loan disbursement or loan renewal, then, in Heron Lake’s sole discretion, Heron Lake need not make any further loan disbursements hereunder and may exercise all rights and remedies allowed by the loan documents (Note(s), Security Agreement(s), etc.).

7)    Representations and Warranties. Agrinatural represents and warrants to Heron Lake as follows:

7.1
Limited Liability Company Existence and Power. Agrinatural is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed and qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes its licensing and qualification necessary. Agrinatural has all requisite power and authority to conduct its business, to own its properties, and to execute and deliver, and to perform all of the obligations under this Agreement, the Notes and the Security Agreements.

7.2
Limited Liability Company Authority. The execution, delivery and performance by Agrinatural of this Agreement, the Notes, Mortgages, Security Agreements and other documents required hereby and the borrowing, from time-to-time, hereunder do not: (1) require any consent or approval of the members of Agrinatural, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (2) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Agrinatural or to the Limited Liability Company Agreement of Agrinatural; (3) result in the breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Agrinatural is a party or by which it or its properties may be bound or affected; or (4) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by Agrinatural.

7.3
Financial Condition. The financial statements delivered to Heron Lake are true and correct and accurately show the condition of Agrinatural. There are no undisclosed contingent liabilities of which Agrinatural is aware that would materially impact upon their financial condition. All taxes owed by Agrinatural have been paid or are fully reserved or the liabilities otherwise disclosed in prior financial statements issued to Heron Lake. In addition, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Agrinatural since the date of the latest financial statement given to Heron Lake.

7.4	Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Agrinatural, threatened against or affecting Agrinatural or the properties of Agrinatural before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Agrinatural, would have a material adverse effect on the financial condition, properties or operations of Agrinatural.

7.5
Titles and Liens. Agrinatural has good and marketable title to each of the properties and, as it is reflected in the latest balance sheet given to Heron Lake, free and clear of all Mortgages, security interests, liens and encumbrances, except for liens/mortgages as previously granted to Heron Lake and covenants, restrictions, rights, easements and minor irregularities of title which do not materially interfere with the business or operations of Agrinatural as presently conducted.

7.6
Project Compliance. The current assets and operations of Agrinatural do, or upon completion, shall comply with all applicable environmental, pollution control and ecological laws, ordinances, rules and regulations. All governmental authorities having jurisdiction over the Real Estate have issued all necessary permits, licenses or other authorizations for the construction, occupancy, operation and use of the Real Estate.

7.7
Utility Availability. Subject only to payment of fees to be paid upon the approved budget, all utility and municipal services required for the construction, occupancy and operation of Agrinatural’s facilities and assets, including, but not limited to, water supply, gas, electric and telephone facilities, are available for use and tap-on at the boundaries of the Sites, and shall be available in sufficient amounts for the normal and intended use of the facilities. Written permission has been or shall be obtained from the applicable utility companies or municipalities to connect the facilities into each of these services.

The above warranties and representations shall be deemed continuing, fully binding and enforceable by Heron Lake until all indebtedness owed by Agrinatural to Heron Lake is paid in full.

8.    Conditions and Affirmative Covenants of Agrinatural. As long as any of the Notes or Loans made or being made under the terms of this Agreement or any other Agreements shall remain unpaid or there are any commitments outstanding, Agrinatural shall comply with the following requirements, unless Heron Lake shall otherwise consent in writing:

8.1	Financial Statements. Agrinatural shall deliver to Heron Lake, as soon as available and in such frequencies as Heron Lake shall request from time-to-

time, and in any event, within thirty (30) days after the end of the most recent month of the request, complete financial statements and profit and loss statements as of the end of the month and for the year to date, in reasonable detail, and stating, in comparative form, the figures for the corresponding date or period in the previous year, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements.

Agrinatural shall deliver to Heron Lake, as soon as available and in such frequencies as Heron Lake shall request from time-to-time, and in any event, within thirty (30) days after the end of the most recent month of the request, complete budget updates regarding expected income and expected costs as of the end of the month and for the year to date, in reasonable detail, and stating, in comparative form, the figures for the corresponding date or period in the previous year, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements.

In addition, as soon as available, and, in any event, within ninety (90) days after the end of each fiscal year of Agrinatural, Agrinatural shall produce a copy of an unqualified audit prepared by a certified public accountant. The audit shall include the balance sheet of Agrinatural as of the end of such fiscal year and the related statements of income, retained earnings and changes in financial position of Agrinatural in the fiscal year then ended, all in reasonable detail and all prepared in accordance with generally accepted accounting principles applied on a consistent basis.

In addition, as soon as available, and, in any event, within ninety (90) days after filing, Agrinatural shall produce a copy of all tax returns filed by Agrinatural.

8.2
Books and Records; Inspection and Examination. Agrinatural shall keep accurate books of record and account for itself in which true and complete entries shall be made in accordance with generally accepted accounting principles consistently applied and, upon the request of Heron Lake, shall give any representative of Heron Lake access to and permit such representative to examine, copy or make extracts from any and all books, records and documents in their possession, to inspect any of the properties, and to discuss their affairs, finances and accounts with any of the principal officers, all at such time during normal business hours and as often as Heron Lake may reasonably request.

8.3	Production Records. Agrinatural shall maintain such records and reports of production and shall provide said reports to Heron Lake on such frequency as shall be agreed on by Heron Lake.

8.4
Insurance. Agrinatural shall obtain and maintain insurance with insurers believed by Agrinatural to be financially sound and reputable. The insurance coverages to be obtained by Agrinatural shall include, but not be limited to, property loss, general casualty, liability, business interruption, construction in progress and such other coverages usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Agrinatural operates. All insurance coverages shall be in amounts acceptable to Heron Lake and shall list Heron Lake as loss payee.

8.5
Preservation of Limited Liability Company Existence. Agrinatural shall preserve and maintain its limited liability company existence and all of its rights, privileges and franchises; provided, however, that Agrinatural shall not be required to preserve any of its rights, privileges and franchises if its members shall determine that the preservation thereof is no longer desirable in the conduct of business of Agrinatural and that the loss thereof is not disadvantageous in any material respect to Heron Lake as a holder of Notes under the terms of this Agreement.

8.6
Costs and Expenses. Agrinatural shall pay, when due, all costs and expenses required by this Agreement, including, without limitation: (a) all taxes and assessments applied to the Real Estate; and (b) all premiums for insurance policies.

8.7
Negative Pledge. Agrinatural shall not mortgage, pledge, assign or grant security interests in any asset to any other party without the prior written consent of Heron Lake. Agrinatural shall not borrow money from any other party without the prior written consent of Heron Lake.

Agrinatural shall pay no debts currently outstanding without Board approval of Agrinatural, except for payments as described and allowed at paragraphs 8.8 and 8.15.

8.8
Dividends and Distributions to Members. Agrinatural shall not: (a) pay member dividends or distributions, and (b) make payments to members (owners) in the form of labor expense or management fees in any fiscal year without the prior written consent of Heron Lake, except subject to all the other terms and conditions of this Loan Agreement and other agreements related to these loans, Agrinatural may distribute up to $300,000.00 each calendar year to cover estimated tax obligations caused by taxable profit of Agrinatural. Agrinatural acknowledges that any such payments and distributions will not materially affect the financial condition of Agrinatural, and further acknowledges that Agrinatural will remain in full compliance with all agreements made with Heron Lake. Heron Lake reserves the right to terminate or suspend in any year Agrinatural’s ability to make distributions to its members.

8.9
Capital Expenditures. Agrinatural shall not, during any calendar year, beginning January 1, 2015 and thereafter, acquire or obligate themselves to acquire any facilities, cash investments in other organizations or other non-current assets of more than One Hundred Thousand and no/100 Dollars ($100,000.00) (including the asset value of leased equipment) without the prior written consent of Heron Lake, except that Agrinatural is authorized to proceed with and pay up to $350,000.00 for capital expenditures in calendar year 2015. (Such capital expenditures related to previous commitments made by Agrinatural.)

8.10
Accounts Receivable. Agrinatural shall take action on any aged accounts receivable more than thirty (30) days old and over One Hundred and no/100 Dollars ($100.00). Agrinatural will initiate notice and disconnection procedures on accounts receivable more than sixty (60) days old and over One Hundred and no/100 Dollars ($100.00), pursuant to State Rule or Statute, or Commission Proceedings.

8.11	Inventory Report. Agrinatural shall furnish inventory reports in such form and frequency as required by Heron Lake.

8.12
Hedge Line Monitoring. Agrinatural shall provide Heron Lake a written monthly statement and reconciliation of all transactions associated with the purchase and sale of commodities, to be received within ten (10) days after the end of each month.

8.13
Minimum Debt Service Coverage Ratio. The Company will have at the end of the fiscal year 2015 of the Company a “Debt Service Coverage Ratio” (as defined below) of not less than 1.5 to 1.00, and for each fiscal year thereafter a ratio of not less than 1.20 to 1.00. For purposes hereof, the term “Debt Service Coverage Ratio” shall mean the following (all as calculated for the most current year end in accordance with GAAP): (1) net income plus depreciation and amortization, divided by (2) The debt as then owed by Agrinatural to Heron Lake (as of the date the Ratio is calculated).

8.14
Minimum Working Capital. The Company, beginning March 1, 2015 will have at the end of each period for which financial statements are required to be furnished an excess of current assets over current liabilities (both as determined in accordance with GAAP) of not less than $400,000.00, excluding obligations and debt owed to related parties.

The financial statements which are received by the Agrinatural Board at its next meeting shall be deemed incorporated herein as a representation of the current financial status of Agrinatural.

8.15
Payments by Agrinatural to Swan Engineering on Debt Owed For Prior Services On Project Management Agreement. Agrinatural owes approximately $475,000 to Swan Engineering for services previously provided by Swan Engineering pursuant to the Project Management Agreement (construction). Such amounts may be paid by Agrinatural to Swan Engineering (subject to the requirements of paragraph 8.16 hereof) on the following schedule:

(a)	$200,000.00 in calendar year 2015;

(b)	$200,000.00 in calendar year 2016;

(c)	The remaining balance in calendar year 2017.

8.16
All Payments Subject to Available Cash (Cash Flow). All payments as allowed by this Loan Agreement (to Swan Engineering as described in paragraph 8.15 hereof; for dividends and distributions to members for estimated tax consequences and any other payments allowed by this Loan Agreement) shall be subject to Agrinatural having adequate cash and verification of cash flow so as to fund any such payments out of cash, reserving sufficient cash for operations, including the Minimum Working Capital as required by paragraph 8.14 hereof and reserving (retaining) at all times, at least $200,000.00 of cash on hand, specifically keeping in mind and accounting for the required debt payments to Heron Lake as required by the promissory notes owed by Agrinatural to Heron Lake. All payments to Swan Engineering as allowed by paragraph 8.15 hereof shall be calculated and shall occur on a quarterly basis. Any dividends and distributions to members for estimated tax shall be calculated and occur at year end (each calendar year).

8.17	Environmental Representations, Conditions and Indemnity Clause. Except as disclosed in writing to Heron Lake, Agrinatural represents and agrees as follows:

(a)
Hazardous Material Notice. At all times during which Agrinatural is in control or possession of the facilities, whether directly or indirectly, Agrinatural agrees that it will not cause or permit any hazardous wastes to be brought upon, used, or stored upon or at the facilities which are not necessary or useful to Agrinatural’s business. For purposes of this section, “hazardous wastes” shall have the same meaning as defined at Minn. Stat. § 116.06, Subd. 11. All hazardous wastes that are necessary or useful to the facilities shall be properly handled and disposed of to comply with all federal, state, local and county laws and regulations governing such materials. Agrinatural shall immediately notify Heron Lake of any notice it receives from any federal, state or local governmental or regulatory agencies or entities of ay violations relating to hazardous wastes. Agrinatural shall comply with all rules, regulations and directives of the Minnesota Pollution Control Agency in any way relating to the handling, storage and disposal of hazardous wastes, and Agrinatural shall be solely liable under the Minnesota Environmental Response and Liability Act.

(b)
No Violation of Environmental Laws. Agrinatural has not and shall not violate any federal, state or local environmental laws relating to or affecting their owned or leased Real Estate and/or pipelines, which violation would have a material effect on Agrinatural’s business or the value of the collateral.

(c)	Licenses. Agrinatural shall, at all times, continue to exercise due diligence to obtain and maintain all licenses, permits and other approvals necessary to comply with environmental laws.

(d)
No Lawsuits. There is no pending or threatened action, suit, investigation or proceeding against Agrinatural or any of its owned or leased Real Estate and/or pipelines seeking to enforce any right or remedy under any environmental law.

(e)
No Release of Hazardous Materials. There has been no release of such nature requiring notification to proper authorities of any hazardous material onto Agrinatural’s owned or leased Real Estate and/or pipelines. Agrinatural shall not willfully cause or permit such a release of hazardous material onto, or from, its owned or leased Real Estate and/or pipelines. It shall give Heron Lake written notice of the release at the same time it gives notice to the proper authorities.

(f)
Storage Tanks and Pipelines Registered No Leaks. All above ground and underground storage tanks and all pipelines have been duly registered with all applicable federal, state and local government authorities. Agrinatural has no knowledge of any leaks from any of its above ground or underground storage tanks or from any of its pipelines.

(g)
Investigation of Released Hazardous Materials. If there is a suspected release of hazardous materials, Agrinatural shall conduct all investigations, testing and other action, including an environmental audit made at Heron Lake’s request, necessary to determine the extent (if any) of the release of hazardous materials and to clean up and remove all hazardous material in accordance with environmental laws. The party performing such action shall be an environmental firm satisfactory to Heron Lake, and the action shall be done at Agrinatural’s expense.

(h)
Indemnity. Agrinatural agrees to indemnify, hold harmless and defend Heron Lake against all liens, liabilities, demands, claims, actions, suits, judgments, expenses (including attorneys’, consultants’ and experts’ fees) paid or asserted against Heron Lake (or any of Agrinatural’s Real Estate and/or pipelines Heron Lake has taken title to by foreclosure or otherwise) as a direct result of Agrinatural’s violation of any environmental law, including, but not limited to, the release of any Hazardous Material, whether or not such violation was caused or within the control of Agrinatural. This indemnity shall continue for the benefit of Heron Lake after the termination of this Agreement or other loan documents, including the release of any security interest.

(i)
Definition. Hazardous material is defined as any toxic, radioactive or hazardous substance, material, waste, pollutant, emission or contaminant, including, but not limited to: asbestos, urea formaldehyde; the group of organic compounds known as polychlorinated biphenyls (PCBs); any petroleum product and by-product, including, but not limited to, gasoline, fuel, oil, crude oil and the various constituents of such products; pesticides, fertilizers and other agricultural chemicals. It also includes any other substance or material whose generation, storage, treatment, handling, release or disposal is regulated by the provisions of any environmental law or any other waste, material, substance, pollutant or contaminant that might give rise to any common law or regulatory claim, damage, penalty or liability, or that is or may be detrimental to the environment or health of any living organism.

9.	Events of Default, Rights and Remedies.

(a)
The occurrence of any of the following shall constitute a default by Agrinatural in all indebtedness outstanding to Heron Lake. A default under any Note or obligation shall constitute a default under all other Notes and obligations due and owing from Agrinatural to Heron Lake. Conditions or events of default shall mean any one of the following events (such being in addition to those conditions or events of default contained in Note(s) and other documents related to this Agreement):

(i)	If Agrinatural fails to make any payment of indebtedness when and as due under its Notes.

(ii)
Any representation or warranty made by Agrinatural in this Agreement, or made by Agrinatural in any certificate, instrument or statement contemplated by or made or delivered to Heron Lake shall prove to have been incorrect in any material respect when made.

(iii)	Default in the performance, or breach, of any covenant or agreement of Agrinatural in this Agreement and/or in Note(s) and/or other documents related to this Agreement.

(iv)	Default by Agrinatural in the performance, or breach, of any covenant or agreement with any other creditor.

(v)
Agrinatural has been adjudicated a bankrupt or insolvent or admits, in writing, its inability to pay its debts as they mature and makes an assignment for the benefit of creditors; Agrinatural shall apply for and consent to the appointment of any receiver, trustee or other similar officer for all or any substantial part of its property; or such receiver, trustee or other similar officer shall be appointed without the application or consent of Agrinatural, and such appointment shall continue undischarged for a period of thirty (30) days; Agrinatural shall institute any bankruptcy, whether voluntary or involuntary; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Agrinatural, and such judgment, writ or other similar process shall not be released, vacated or fully bonded within thirty (30) days after issuance or levy.

(vi)
A mechanic’s lien is recorded in the real estate records in any of the counties where the Real Estate and/or pipelines are located, and Agrinatural fails to obtain a discharge or release of the mechanic’s lien within thirty (30) days of its recording or fails to deposit with Heron Lake, within said thirty (30) days, sufficient monies to act as a reserve to pay the mechanic’s lien in full should the lien be determined to be valid and enforceable by a court of law.

(b)
Upon the occurrence of an event of default or at any time thereafter until such event of default is cured to the written satisfaction of Heron Lake, Heron Lake may, but is not obligated to, exercise any and all of the following rights and remedies (such being in addition to those rights and remedies contained in Note(s) and other documents related to this Agreement):

(i)
Heron Lake may, by notice to Agrinatural, declare the entire unpaid principal amount of any or all Notes or obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement or otherwise to be forthwith due and payable, whereupon such Notes or obligations, all such accrued interest in all such amounts shall become due and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Agrinatural.

(ii)	Heron Lake may cancel all further advances or disbursements to Agrinatural or on Agrinatural’s behalf against any Notes.

(iii)	Heron Lake may, by notice to Agrinatural, declare any commitments then outstanding to be terminated, whereupon the same shall be forthwith terminated.

(iv)
Heron Lake may, without notice to Agrinatural and without further action, apply any and all money owing by Heron Lake to Agrinatural to the payment of any Notes then outstanding, including interest accrued thereon, and of all sums then owing by Agrinatural hereunder.

(v)	Heron Lake may exercise and enforce its rights and remedies under any Notes, Security Agreements and Mortgages and to proceed with the enforcement of any other rights and remedies it has under law.

(vi)
Heron Lake may seek equitable relief to obtain immediate possession of the facilities (including pipelines) to continue its operation or may request the appointment of a receiver for the operation of the facilities, Real Estate and pipelines until such time as the foreclosure of Heron Lake’s Mortgage(s) and/or security interests are completed and the redemption period has expired. Agrinatural hereby consents to the appointment of a receiver in the event of default, and Agrinatural will not hinder or interfere with the receiver’s use or possession and quiet enjoyment of the premises.

10.	Miscellaneous.

10.1
Costs and Expenses. Agrinatural agrees to pay, on demand, all costs and expenses of Heron Lake in connection with the preparation and filing/recording of this Agreement, the Notes, security interests and other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for Heron Lake with respect thereto, as well as all out-of-pocket expenses of legal counsel retained by Heron Lake in connection with the enforcement of this Agreement, the Notes, Security Agreements, Mortgages, and other documents and instruments to be delivered hereunder and thereunder. This includes legal fees incurred by Heron Lake in the collection of the Notes; the enforcement of its liens or security interests, taking action in any bankruptcy of Agrinatural, and consulting on matters relating to the Notes and this Agreement.

10.2
No Waiver; Cumulative Remedies. No failure or delay on the part of Heron Lake in exercising any right, power or remedy hereunder or under the Security Agreements, Mortgages or other documents taken under the terms of this Agreement shall operate as a wavier thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof, or any exercise of any other right, power or remedy hereunder or under the documents provided as a part of this Agreement. The remedies herein and in the Notes, Security Agreements, Mortgages and other documents provided are cumulative and not exclusive of any remedies provided by law.

10.3
Amendments, Etc. No amendment, modification, termination or waiver of any of the provisions of this Agreement, the Security Agreements, Assignments or Notes or consent by Agrinatural to any departure therefrom shall be effective unless the same shall be in writing and signed by Heron Lake, and then such waiver and consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on Agrinatural in any case shall entitle Agrinatural to any other or further notice or demand in similar or other circumstances.

10.4
Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder and under the Notes, Mortgages or Security Agreements shall be in writing and mailed or delivered to the applicable party at is address indicated below:

If to Agrinatural:

John Sprangers
680 Commerce Drive, Suite 270
Woodbury, MN 55125
and also to:

Agrinatural Gas, LLC
201 10th Street, P. O. Box 216                             Heron Lake, MN 56137

If to Heron Lake:

Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. All such notices, requests, demands or other communications shall, when mailed, be effective when deposited in the mail, addressed as aforesaid.

10.5	Application of Payments. All payments received shall be applied to accrued interest as of the date the payment was received and then principal thereafter.

10.6
Entire Agreement. This Agreement constitutes the entire agreement between Agrinatural and Heron Lake. Any prior oral discussions or representations are considered merged into this Agreement. This Agreement may only be modified by a subsequent written document signed by both Heron Lake and Agrinatural.

10.7
Binding Effect, Assignment. This Agreement and the Security Agreements, Mortgages and other documents taken in connection herewith shall be binding upon and inure to the benefit of Agrinatural and Heron Lake and their respective successors and assigns, except that Agrinatural shall not have the right to assign their rights hereunder or thereunder or any interest therein or herein without the prior written consent of Heron Lake.

10.8
Governing Law. This Agreement, the Notes and Security Agreements, Real Estate Mortgages and other documents taken hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota.

10.9
Survival of Representations. All representations, warranties, terms and conditions of this Agreement shall survive the closing and final disbursement on the loan(s) and shall continue to be binding and enforceable between the parties until any and all indebtedness owed Heron Lake has been paid in full.

10.10
Review. Agrinatural and Heron Lake each acknowledge that they have had the opportunity to carefully read through the terms and conditions of this Agreement, and each has had sufficient time to consult with an attorney of their choice and to make revisions, modifications or changes to the original drafts of this Agreement. Both parties acknowledge that they have had the opportunity to contribute to the terms and provisions of the final draft of this Agreement, and as a consequence, the parties agree and acknowledge that, in the event that it becomes necessary, at any time in the future, for a court of proper jurisdiction to review and interpret the terms and conditions of this Agreement, such terms and conditions will not be construed against either party as the drafter of the Agreement.

11.    Payoff/Use of Funds. The loan in the amount of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) being made in conjunction with this Agreement shall be used to pay off NPL Construction (for construction done in calendar year 2014) and other debts of Agrinatural as consented to by Heron Lake.

12.    Required Guaranty. Heron Lake is requiring as a term of the loan referenced in paragraph 11 that Rural Energy Solutions, LLC guarantee twenty-seven percent (27%) of any amounts owed by Agrinatural to Heron Lake.

13.    Prior Agreements and Documents to Remain in Effect. The documents as previously executed by and between the parties regarding the loan by Heron Lake to Agrinatural that occurred July 29, 2014 shall remain in full force and effect. The intention is the terms and conditions of this Loan Agreement and the other Agreements/documents being executed in conjunction with this new loan shall be cumulative to and provide further rights and assurances to Heron Lake and shall not be construed to limit any rights and authority as granted to Heron Lake by previous documents or as granted by these newly executed agreements and documents.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BORROWER (DEBTOR):
AGRINATURAL GAS, LLC
a Delaware Limited Liability Company

Dated: March 30, 2015.            By: /s/ John Sprangers

Its: CEO

By: /s/ Ann Tessier

Its: CFO

SEE ADDITIONAL SIGNATURES ON PAGE 16

LENDOR:
HERON LAKE BIOENERGY, LLC

Dated: March 30, 2015.            By: /s/ Steve A. Christensen

Its: CEO/GM

By: /s/ Stacie Schuler

Its: CFO